UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2008

COLUMBIA BANCORP (Exact name of registrant as specified in its charter)

Oregon (State or other jurisdiction of incorporation)	0-27938 (Commission File Number)	93-1193156 (IRS Employer Identification No.)

401 East Third Street, Suite 200, The Dalles, Oregon 97058 (Address of principal executive offices)

(541) 298-6649 (Registrant's telephone number, including area code)

Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 REGULATION FD DISCLOSURE.

As provided in General Instruction B.2 of Form 8-K, the information contained in this filing shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing. Furnishing this information, we make no admission as to the materiality of any information in this report that is required to be disclosed solely by reason of Regulation FD.

This Current Report on Form 8-K contains various forward-looking statements that are intended to be covered by the safe harbor provided by Section 21D of the Securities Exchange Act of 1933, as amended. These statements include statements about our present plans and intentions, about our strategy, growth, and deployment of resources, and about our expectations for future financial performance. Forward-looking statements use prospective language, including words like “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “continue,” “plans,” “intends,” or other similar terminology.

Because forward-looking statements are, in part, an attempt to project future events and explain current plans, they are subject to various risks and uncertainties that could cause our actions and our financial and operational results to differ materially from those projected in forward-looking statements. These risks and uncertainties include, without limitation, the risks described in Part I - Item 1A “Risk Factors” contained in Columbia’s most recent Annual Report on Form 10-K.

Information presented in this report is accurate as of the date the report is filed with the SEC. We do not undertake any duty to update our forward-looking statements or the factors that may cause us to deviate from them, except as required by law.

On July 11, 2008, representatives of Columbia Bancorp ("Columbia") participated in a Town Hall Meeting with members of the community and shareholders to provide an update on recent developments at Columbia.

The information contained in the minutes of the Town Hall Meeting is summary information that is intended to be considered in the context of our SEC filings and other public announcements that we may make, by press release or otherwise, from time to time. We undertake no duty or obligation to publicly update or revise the information contained in this script, although we may do so from time to time as our management believes is warranted. Any such updating may be made through the filing of other reports or documents with the SEC, through press releases or through other public disclosure.

The minutes of the Town Hall Meeting are as follows:

Minutes of Town Hall Meeting
White Salmon, WA
July 11, 2008

Speakers:	Roger Christensen, Chief Executive Officer and President of Columbia Bancorp and Chief Executive Officer of Columbia River Bank

Craig Ortega, President of Columbia River Bank

The meeting began at 11:00 AM.

Mr. Christensen welcomed everyone and shared the format for the meeting.

Mr. Christensen and Mr. Ortega discussed recent events impacting Columbia’s stock price and dividends paid on Columbia’s stock. Mr. Christensen indicated that he believed that Columbia’s recent stock price was largely reflective of weakness in the stock markets and particular weakness in regional bank stocks primarily as a result of problems in subprime real estate lending nationwide.

Mr. Christensen next focused on the various markets where Columbia River Bank has seen weakness in its local real estate market, such as Bend, Oregon and the Vancouver, Washington/Portland, Oregon markets. Mr. Christensen pointed out that other markets such as the Tri-Cities, Washington, Yakima, Washington and the markets in the Columbia Gorge were doing well. Overall, Mr. Christensen reported that the agriculture sector of the market was also doing well. However, the broader mortgage crisis and high energy costs are weakening the economy in some of the markets served by Columbia River Bank. This economic strain has resulted in a devaluation of loans, reappraisals of properties, resulting in write-downs and an increase in loan loss reserves. Mr. Christensen indicated that Columbia River Bank is trying to protect its assets and maintain the proper level of regulatory capital. As a result, Columbia has announced that its quarterly dividend was cut from $0.10 per share to $0.01 this quarter.

Mr. Christensen stated that Columbia is making strategic decisions in response to the current market situation.

Mr. Ortega stated that Columbia River Bank is experiencing problems due to weakness in the real estate markets in two of the bank’s markets. Mr. Ortega expected that diversity of markets and lending areas are expected to help Columbia River Bank mitigate the current market weakness in those areas.

Attendees at the meeting provided anecdotal evidence of declining property values in the local market.

Mr. Christensen and Mr. Ortega next engaged in a question and answer session with the attendees at the meeting, including a discussion of problems experienced by small banks and leasing and ownership of branch facilities by Columbia River Bank. In reply to a question regarding Columbia River Bank’s exposure in certain real estate markets, Mr. Christensen responded that in the markets where Columbia River Bank is experiencing real estate market weakness, the bank holds approximately $290 million of construction development loans primarily in Bend, Oregon and Vancouver, Washington. In response to a question, Mr. Christensen stated that Columbia had voluntarily suspended the payment of fees to its directors through the remainder of 2008

The meeting was adjourned at 11:45 a.m.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 15, 2008	By:	/s/ Roger L. Christensen
Roger L. Christensen, Chief Executive Officer